Exhibit 99

[Alcoa logo]

Investor Contact:	Media Contact:
Kelly Pasterick	Monica Orbe
(212) 836-2674	(212) 836-2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Reports Strong Operational Performance

Offset by Special Items;

Including Special Items, Net Loss of $0.11 Per Share;

Excluding Special Items, Net Income of $0.07 Per Share

Solid Revenue of $5.8 Billion

Positive Free Cash Flow

Productivity Gains Help Offset Lower Aluminum Prices

Record Profitability in Engineered Products and Solutions

Special Items of $195 Million

2013 Forecast of 7 Percent Global Aluminum Demand Growth Reaffirmed

2Q 2013 Highlights

•	Net loss of $119 million, or $0.11 per share; excluding special items, net income of $76 million, or $0.07 per share

•	Solid revenue of $5.8 billon

•	Cash from operations of $514 million; positive free cash flow of $228 million

•	Cash on hand of $1.2 billion

•	Sequential $566 million debt reduction

•	Debt-to-capital ratio 34.5 percent; net debt-to-capital ratio 31.1 percent

•	New second quarter low days working capital, 6 day improvement over prior year, equal to approximately $400 million in cash

•	$539 million in productivity gains across all business segments year-to-date

•	Record after-tax operating income of $193 million in Engineered Products and Solutions, up 23 percent year-over-year

•	Global end-market growth remains robust

New York, July 8, 2013 – Alcoa (NYSE:AA) today reported strong operational performance in second quarter 2013 offset by special items primarily for restructuring and a legacy legal matter. As a result, Alcoa reported a net loss of $119 million, or $0.11 per share, in second quarter 2013, which includes $195 million of special items.

Excluding the impact of special items, net income was $76 million, or $0.07 per share, driven by productivity gains across all business segments and record performance in Engineered Products and Solutions. In the first half of 2013, Alcoa’s value-add businesses accounted for 57 percent of total revenues and 80 percent of segment after-tax operating income.

The Company reported solid second quarter 2013 revenue of $5.8 billion, positive free cash flow, and lower debt as strong end-market demand mitigated an 8 percent sequential decline in London Metal Exchange (LME) cash price.

“Our businesses showed remarkable operating performance in the quarter with solid free cash flow,” said Klaus Kleinfeld, Alcoa Chairman and CEO. “In our value-add businesses we reached another milestone with record profitability in our downstream business while acting decisively to defy the headwinds of falling metal prices in our upstream businesses. We improved our competitive position by actively restructuring, curtailing, and closing facilities and made progress addressing legacy legal issues.”

Second quarter 2013 net loss of $119 million, or $0.11 per share, compares to net income of $149 million, or $0.13 per share, in first quarter 2013, and a net loss of $2 million, or $0.00 per share, in second quarter 2012.

Excluding special items, second quarter 2013 net income of $76 million, or $0.07 per share, compares to $121 million, or $0.11 per share, in first quarter 2013 and $61 million, or $0.06 per share, in second quarter 2012. The $45 million sequential decline was largely due to lower LME prices. Lower prices were partially offset by higher volumes, particularly in the midstream business, productivity savings, and the favorable impact of foreign exchange rates.

In second quarter 2013, Alcoa’s net loss included $42 million in charges for the closing of the two Soderberg potlines at its Baie-Comeau smelter in Québec, which is part of the 460,000 metric tons of smelting capacity Alcoa has said is under review. The remaining previously announced charges associated with the closure will be recognized in future periods. In addition to the smelting capacity review, Alcoa also announced its intention to permanently close its Fusina smelter in Italy and recorded a $34 million charge. A $37 million charge was taken for restructuring across all business segments, including asset retirements of previously idled structures. Alcoa also recorded a charge of $62 million in connection with settlement negotiations related to the government investigation of the Alba matter (see “Alba Update” below).

Continued Growth Across End Markets

Alcoa continues to project 7 percent global aluminum demand growth in 2013 and essentially balanced alumina and aluminum markets.

Alcoa projects global growth this year across the aerospace (9-10 percent), automotive (1-4 percent), commercial transportation (3-8 percent), packaging (1-2 percent), building and construction (4-5 percent), and industrial gas turbine (3-5 percent) end markets.

Strong Execution Against Strategic Goals

Alcoa made investments to capitalize on value-added growth opportunities and took definitive actions in second quarter 2013 to improve its position on the aluminum cost curve.

As previously announced, to serve growing demand for the Company’s third generation aluminum-lithium alloys, Alcoa completed the expansion of aluminum-lithium capacity at its Kitts Green facility in the United Kingdom and also expanded capacity by 30 percent at the Alcoa Technical Center outside Pittsburgh. Construction is progressing on the $90 million greenfield state-of-the-art aluminum-lithium alloy casting facility in Lafayette, Indiana. It is scheduled to be completed and online by the end of 2014. Alcoa projects its aluminum-lithium revenues will quadruple over the next six years to nearly $200 million.

Alcoa announced a $275 million North American investment over the next three years to expand and convert capacity at its Alcoa, TN rolling mill to support the growing demand for aluminum sheet for automotive production. Alcoa previously announced a $300 million expansion of its Davenport, Iowa plant which is set to be completed by the end of this year.

The Company announced the review of 460,000 metric tons of smelting capacity for possible curtailment due to low metal prices and to maintain cost competitiveness. The review equates to 11 percent of Alcoa’s global smelting capacity. As part of that review, Alcoa announced it would permanently close the two Soderberg potlines at its Baie-Comeau smelter in Québec by the end of third quarter 2013. The two lines are among Alcoa’s highest-cost smelting capacity and represent 105,000 metric tons of capacity per year. In addition to the review, Alcoa announced its intent to permanently close its Fusina smelter in Italy, representing 44,000 metric tons of smelting capacity. These two closures will reduce the Company’s global smelting capacity to approximately 4.1 million metric tons with 13 percent, or 523,000 metric tons, of smelting capacity idled.

Strong Execution Against 2013 Financial Targets

Alcoa remains committed to being free cash flow positive in 2013. In second quarter 2013, the Company generated $228 million in free cash flow by successfully executing against its annual financial and operational targets to maximize profitability and generate cash. Days working capital, which ultimately equates to cash, was a second quarter record low of 27 days, 6 days lower than second quarter 2012. This milestone was the 15th successive year-over-year improvement and equates to approximately $400 million in cash.

In the first half of 2013, Alcoa achieved $539 million in productivity savings across all business segments against a $750 million annual target; managed growth capital expenditures of $203 million against a $550 million annual plan and controlled sustaining capital expenditures of $318 million against a $1.0 billion annual plan. Progress and expenditures on the Saudi Arabia joint venture project were on track with $75 million year-to-date invested against a $350 million annual plan; and Alcoa’s debt-to-capital ratio stood at 34.5 percent, 20 basis points lower than first quarter 2013 and 160 basis points lower than second quarter 2012. Net debt-to-capital stood at 31.1 percent.

Alcoa ended the quarter with cash on hand of $1.2 billion and reduced debt by $566 million from first quarter 2013.

Segment Performance

Engineered Products and Solutions

After-tax operating income (ATOI) in the second quarter was $193 million, up from $173 million in first quarter 2013, a 12 percent improvement, and up 23 percent from $157 million in the second quarter of 2012. Sequentially, favorable productivity and higher volumes across all market segments drove the improvement. Innovation continues to drive share gains across all markets. This segment reported a record quarterly adjusted EBITDA margin of 22.2 percent, compared to 20.9 percent and 19.2 percent, respectively, for first quarter 2013 and the same quarter last year.

Global Rolled Products

ATOI in the second quarter was $79 million compared to $81 million in first quarter 2013 and $78 million in second quarter 2012. Sequentially, lower metal prices were largely offset by strong demand from the aerospace, automotive, and packaging businesses. Adjusted EBITDA per metric ton decreased to $322 from $385 in first quarter 2013. This segment reported its best second quarter ever in days working capital, which improved by 7 days compared with second quarter 2012.

Alumina

ATOI in the second quarter was $64 million up from $58 million in first quarter 2013, and up from $23 million in second quarter 2012. Sequentially, the increase was driven by relatively higher Alumina Price Index-based pricing, a favorable impact from foreign exchange rates, and strong productivity savings, partially offset by lower LME prices. Strong performance across the business also offset increased costs in mining due to the Myara crusher move in Australia and an increase in bauxite costs in Suriname. Adjusted EBITDA per metric ton was $47 up from $44 in first quarter 2013 and up from $31 in second quarter 2012. This segment reported its best ever days working capital in second quarter 2013. It improved by 12 days compared with second quarter 2012.

Primary Metals

ATOI in the second quarter was a negative $32 million compared to positive ATOI of $39 million in first quarter 2013 and negative ATOI of $3 million in second quarter 2012. The sequential decline was driven by lower LME prices and higher costs, including the previously announced maintenance costs tied to power plant outages in Australia and the U.S., partially offset by favorable mix, productivity gains, and a favorable impact from foreign exchange rates. Third-party realized price in the second quarter was $2,237 per metric ton, down 7 percent sequentially and 4 percent lower than second quarter 2012. Adjusted EBITDA per metric ton decreased to $88 from $205 in first quarter 2013.

Alba Update

As previously disclosed, over five years ago, the Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”) commenced investigations of alleged corrupt payments in connection with contracts for the sale of alumina to Alba. In the past year Alcoa has been seeking settlements of both investigations. During the second quarter of 2013, Alcoa proposed to settle the DOJ matter by offering a cash payment of $103 million and has recorded a charge of $103 million ($62 million after non-controlling interest). There is currently the potential of an additional possible charge of up to approximately $200 million to settle the DOJ matter. Settlement negotiations are continuing. Based on negotiations to date, Alcoa expects any such settlement will be paid over several years. Alcoa has also exchanged settlement offers with the SEC. However, the SEC staff has rejected Alcoa’s most recent offer of $60 million and no charge has been recorded. Alcoa expects that any resolution through settlement with the SEC would be material to results of operations for the relevant fiscal period.

Although Alcoa seeks to resolve the Alba matter with the DOJ and the SEC through settlements, there can be no assurance that settlements will be reached. If settlements cannot be reached, Alcoa will proceed to trial. Under those circumstances, the final outcome cannot be predicted and there can be no assurance that it would not have a material adverse effect on Alcoa. If settlements with both the DOJ and the SEC are reached, based on an agreement between Alcoa and Alumina Limited, Alcoa’s $62 million after non-controlling interest share of the second quarter $103 million charge recorded with respect to the DOJ matter would be approximately $25 million higher.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on July 8, 2013 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics, and industrial markets over the past 125 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 11 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 30 countries across the world. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow Alcoa on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, supply/demand balances, and growth opportunities for aluminum in automotive, aerospace, and other applications, trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including aerospace, automotive, commercial transportation, building and construction, distribution, packaging, defense, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials, including calcined petroleum coke, caustic soda, and liquid pitch; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues in its Global Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs, productivity improvement, cash sustainability, and other initiatives; (h) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from sales of non-core assets, or from newly constructed, expanded, or acquired facilities, including facilities supplying aluminum-lithium capacity, or from international joint ventures, including the joint venture in Saudi Arabia; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, or other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the business or financial condition of key customers, suppliers, and business partners; (l) adverse changes in tax rates or benefits; (m) adverse changes in discount rates or investment returns on pension assets; (n) the impact of cyber attacks and potential information technology or data security breaches; and (o) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2012, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30, 2012	March 31, 2013	June 30, 2013
Sales	$5,963	$5,833	$5,849

Cost of goods sold (exclusive of expenses below)	5,154	4,847	4,933
Selling, general administrative, and other expenses	245	251	254
Research and development expenses	47	45	46
Provision for depreciation, depletion, and amortization	363	361	362
Restructuring and other charges	15	7	244
Interest expense	123	115	118
Other expenses (income), net	22	(27)	19

Total costs and expenses	5,969	5,599	5,976

(Loss) income before income taxes	(6)	234	(127)
Provision for income taxes	13	64	21

Net (loss) income	(19)	170	(148)

Less: Net (loss) income attributable to noncontrolling interests	(17)	21	(29)

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(2)	$149	$(119)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$—	$0.14	$(0.11)
Average number of shares	1,066,763,022	1,068,814,403	1,069,480,834

Diluted:
Net (loss) income	$—	$0.13	$(0.11)
Average number of shares	1,066,763,022	1,168,961,421	1,069,480,834

Shipments of aluminum products (metric tons)	1,305,000	1,224,000	1,268,000

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Six months ended June 30,
	2012	2013
Sales	$11,969	$11,682

Cost of goods sold (exclusive of expenses below)	10,252	9,780
Selling, general administrative, and other expenses	486	505
Research and development expenses	90	91
Provision for depreciation, depletion, and amortization	732	723
Restructuring and other charges	25	251
Interest expense	246	233
Other expenses (income), net	6	(8)

Total costs and expenses	11,837	11,575
Income before income taxes	132	107
Provision for income taxes	52	85

Net income	80	22

Less: Net loss attributable to noncontrolling interests	(12)	(8)

NET INCOME ATTRIBUTABLE TO ALCOA	$92	$30

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income	$0.09	$0.03
Average number of shares	1,066,242,896	1,069,114,769
Diluted:
Net income	$0.08	$0.03
Average number of shares	1,075,454,724	1,079,365,837

Common stock outstanding at the end of the period	1,066,881,927	1,069,530,324

Shipments of aluminum products (metric tons)	2,600,000	2,492,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2012	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,861	$1,202
Receivables from customers, less allowances of $39 in 2012 and $22 in 2013	1,399	1,354
Other receivables	340	677
Inventories	2,825	2,905
Prepaid expenses and other current assets	1,275	1,099

Total current assets	7,700	7,237

Properties, plants, and equipment	38,137	37,261
Less: accumulated depreciation, depletion, and amortization	19,190	19,150

Properties, plants, and equipment, net	18,947	18,111

Goodwill	5,170	5,113
Investments	1,860	1,848
Deferred income taxes	3,790	3,689
Other noncurrent assets	2,712	2,553

Total assets	$40,179	$38,551

LIABILITIES
Current liabilities:
Short-term borrowings	$53	$55
Accounts payable, trade	2,702	2,920
Accrued compensation and retirement costs	1,058	949
Taxes, including income taxes	366	414
Other current liabilities	1,298	1,205
Long-term debt due within one year	465	604

Total current liabilities	5,942	6,147

Long-term debt, less amount due within one year	8,311	7,700
Accrued pension benefits	3,722	3,558
Accrued other postretirement benefits	2,603	2,541
Other noncurrent liabilities and deferred credits	3,078	2,747

Total liabilities	23,656	22,693

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,178	1,178
Additional capital	7,560	7,524
Retained earnings	11,689	11,653
Treasury stock, at cost	(3,881)	(3,812)
Accumulated other comprehensive loss	(3,402)	(3,783)

Total Alcoa shareholders’ equity	13,199	12,815

Noncontrolling interests	3,324	3,043

Total equity	16,523	15,858

Total liabilities and equity	$40,179	$38,551

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Six months ended June 30,
	2012	2013
CASH FROM OPERATIONS
Net income	$80	$22
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	733	724
Deferred income taxes	(103)	(58)
Equity (income) loss, net of dividends	(9)	23
Restructuring and other charges	25	251
Net loss (gain) from investing activities – asset sales	1	(6)
Stock-based compensation	39	46
Excess tax benefits from stock-based payment arrangements	(1)	—
Other	83	27
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(215)	(375)
(Increase) in inventories	(188)	(175)
(Increase) decrease in prepaid expenses and other current assets	(16)	37
(Decrease) increase in accounts payable, trade	(33)	299
(Decrease) in accrued expenses	(70)	(353)
Increase in taxes, including income taxes	20	40
Pension contributions	(352)	(181)
Decrease (increase) in noncurrent assets	74	(48)
Increase in noncurrent liabilities	237	171
(Increase) in net assets held for sale	(2)	—

CASH PROVIDED FROM CONTINUING OPERATIONS	303	444
CASH USED FOR DISCONTINUED OPERATIONS	(2)	—

CASH PROVIDED FROM OPERATIONS	301	444

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	44	4
Net change in commercial paper	94	—
Additions to debt (original maturities greater than three months)	735	1,202
Debt issuance costs	(3)	—
Payments on debt (original maturities greater than three months)	(659)	(1,647)
Proceeds from exercise of employee stock options	10	1
Excess tax benefits from stock-based payment arrangements	1	—
Dividends paid to shareholders	(66)	(66)
Distributions to noncontrolling interests	(70)	(27)
Contributions from noncontrolling interests	110	12

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	196	(521)

INVESTING ACTIVITIES
Capital expenditures	(561)	(521)
Proceeds from the sale of assets and businesses	13	5
Additions to investments	(187)	(159)
Sales of investments	11	—
Net change in restricted cash	6	105
Other	14	9

CASH USED FOR INVESTING ACTIVITIES	(704)	(561)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(20)	(21)

Net change in cash and cash equivalents	(227)	(659)
Cash and cash equivalents at beginning of year	1,939	1,861

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,712	$1,202

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q12	2Q12	3Q12	4Q12	2012	1Q13	2Q13
Alumina:
Alumina production (kmt)	4,153	4,033	4,077	4,079	16,342	3,994	4,161
Third-party alumina shipments (kmt)	2,293	2,194	2,368	2,440	9,295	2,457	2,328
Third-party sales	$775	$750	$764	$803	$3,092	$826	$822
Intersegment sales	$617	$576	$575	$542	$2,310	$595	$581
Equity income (loss)	$1	$1	$2	$1	$5	$1	$(1)
Depreciation, depletion, and amortization	$114	$114	$120	$107	$455	$109	$115
Income taxes	$(1)	$(6)	$(22)	$2	$(27)	$14	$14
After-tax operating income (ATOI)	$35	$23	$(9)	$41	$90	$58	$64

Primary Metals:
Aluminum production (kmt)	951	941	938	912	3,742	891	896
Third-party aluminum shipments (kmt)	771	749	768	768	3,056	705	693
Alcoa’s average realized price per metric ton of aluminum	$2,433	$2,329	$2,222	$2,325	$2,327	$2,398	$2,237
Third-party sales	$1,944	$1,804	$1,794	$1,890	$7,432	$1,758	$1,620
Intersegment sales	$761	$782	$691	$643	$2,877	$727	$677
Equity loss	$(2)	$(9)	$(5)	$(11)	$(27)	$(9)	$(7)
Depreciation, depletion, and amortization	$135	$133	$130	$134	$532	$135	$132
Income taxes	$(13)	$(19)	$(19)	$157	$106	$1	$(25)
ATOI	$10	$(3)	$(14)	$316	$309	$39	$(32)

Global Rolled Products:
Third-party aluminum shipments (kmt)	452	484	483	448	1,867	450	502
Third-party sales	$1,845	$1,913	$1,849	$1,771	$7,378	$1,779	$1,877
Intersegment sales	$44	$44	$42	$33	$163	$51	$43
Equity loss	$(1)	$(2)	$(1)	$(2)	$(6)	$(4)	$(2)
Depreciation, depletion, and amortization	$57	$57	$57	$58	$229	$57	$55
Income taxes*	$51	$34	$39	$35	$159	$39	$32
ATOI*	$102	$78	$89	$77	$346	$81	$79

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	58	59	53	52	222	55	58
Third-party sales	$1,390	$1,420	$1,367	$1,348	$5,525	$1,423	$1,468
Depreciation, depletion, and amortization	$40	$39	$39	$40	$158	$40	$39
Income taxes*	$73	$76	$77	$71	$297	$84	$94
ATOI*	$157	$157	$158	$140	$612	$173	$193

Reconciliation of ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI*	$304	$255	$224	$574	$1,357	$351	$304
Unallocated amounts (net of tax):
Impact of LIFO	—	19	(7)	8	20	(2)	5
Interest expense	(80)	(80)	(81)	(78)	(319)	(75)	(76)
Noncontrolling interests	(5)	17	32	(15)	29	(21)	29
Corporate expense	(64)	(69)	(62)	(87)	(282)	(67)	(71)
Restructuring and other charges	(7)	(10)	(2)	(56)	(75)	(5)	(211)
Other*	(54)	(134)	(247)	(104)	(539)	(32)	(99)

Consolidated net income (loss) attributable to Alcoa	$94	$(2)	$(143)	$242	$191	$149	$(119)

The difference between certain segment totals and consolidated amounts is in Corporate.

*	On January 1, 2013, management revised the inventory-costing method used by certain locations within the Global Rolled Products and Engineered Products and Solutions segments, which affects the determination of the respective segment’s profitability measure, ATOI. Management made the change in order to improve internal consistency and enhance industry comparability. This revision does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was revised to reflect this change.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

	Quarter ended
	June 30, 2012	March 31, 2013	June 30, 2013
Adjusted EBITDA Margin
Net (loss) income attributable to Alcoa	$(2)	$149	$(119)

Add:
Net (loss) income attributable to noncontrolling interests	(17)	21	(29)
Provision for income taxes	13	64	21
Other expenses (income), net	22	(27)	19
Interest expense	123	115	118
Restructuring and other charges	15	7	244
Provision for depreciation, depletion, and amortization	363	361	362

Adjusted EBITDA	$517	$690	$616

Sales	$5,963	$5,833	$5,849

Adjusted EBITDA Margin	8.7%	11.8%	10.5%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Quarter ended
	June 30, 2012	March 31, 2013	June 30, 2013
Free Cash Flow
Cash from operations	$537	$(70)	$514

Capital expenditures	(291)	(235)	(286)

Free cash flow	$246	$(305)	$228

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per-share amounts)

	(Loss) Income			Diluted EPS
	Quarter ended			Quarter ended
	June 30, 2012	March 31, 2013	June 30, 2013	June 30, 2012	March 31, 2013	June 30, 2013
Adjusted Income
Net (loss) income attributable to Alcoa	$(2)	$149	$(119)	$—	$0.13	$(0.11)

Restructuring and other charges	10	5	170

Discrete tax items*	10	(19)	11

Other special items**	43	(14)	14

Net income attributable to Alcoa – as adjusted	$61	$121	$76	0.06	0.11	0.07

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

*	Discrete tax items include the following:

•

for the quarter ended June 30, 2013, a charge related to prior year taxes in Spain and Australia ($10), a benefit for a tax rate change in Jamaica ($2), and a net charge for other miscellaneous items ($3);

•

for the quarter ended March 31, 2013, a benefit related to the reinstatement under the American Taxpayer Relief Act of 2012 of two tax provisions that will be applied in 2013 to Alcoa’s U.S income tax return for calendar year 2012 ($19); and

•	for the quarter ended June 30, 2012, a charge related to prior year U.S. taxes on certain depletable assets ($8) and a net charge for other miscellaneous items ($2).

**	Other special items include the following:

•

for the quarter ended June 30, 2013, a net unfavorable change in certain mark-to-market energy derivative contracts ($9) and the write off of inventory related to the permanent closure of two potlines at a smelter in Canada and a smelter in Italy;

•

for the quarter ended March 31, 2013, a net favorable change in certain mark-to-market energy derivative contracts ($9) and a net insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($5); and

•

for the quarter ended June 30, 2012, a litigation reserve ($18), uninsured losses related to fire damage to the cast house at the Massena, NY location ($12), and a net increase in the environmental reserve related to the Grasse River remediation in Massena, NY and remediation at two former locations, East St. Louis, IL and Sherwin, TX ($13).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

	Quarter ended
	June 30, 2012	March 31, 2013	June 30, 2013
Days Working Capital
Receivables from customers, less allowances	$1,575	$1,680	$1,354
Add: Deferred purchase price receivable*	141	15	377

Receivables from customers, less allowances, as adjusted	1,716	1,695	1,731
Add: Inventories	3,051	2,982	2,905
Less: Accounts payable, trade	2,633	2,860	2,920

Working Capital	$2,134	$1,817	$1,716

Sales	$5,963	$5,833	$5,849

Days Working Capital	33	28	27

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

*	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to a financial institution on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.

	June 30, 2013
	Debt-to- Capital	Cash and Cash Equivalents	Net Debt-to- Capital
Net Debt-to-Capital
Total Debt
Short-term borrowings	$55
Commercial paper	—
Long-term debt due within one year	604
Long-term debt, less amount due within one year	7,700

Numerator	$8,359	$1,202	$7,157

Total Capital
Total debt	$8,359
Total equity	15,858

Denominator	$24,217	$1,202	$23,015

Ratio	34.5%		31.1%

Net debt-to-capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

	Alumina			Primary Metals
	Quarter ended
	June 30, 2012	March 31, 2013	June 30, 2013	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
Segment Measures Adjusted EBITDA
After-tax operating income (ATOI)	$23	$58	$64	$(3)	$(14)	$316	$39	$(32)

Add:
Depreciation, depletion, and amortization	114	109	115	133	130	134	135	132

Equity (income) loss	(1)	(1)	1	9	5	11	9	7
Income taxes	(6)	14	14	(19)	(19)	157	1	(25)
Other	(3)	(3)	—	(1)	2	(423)	(1)	(3)

Adjusted EBITDA	$127	$177	$194	$119	$104	$195	$183	$79

Production (thousand metric tons) (kmt)	4,033	3,994	4,161	941	938	912	891	896

Adjusted EBITDA / Production ($ per metric ton)	$31	$44	$47	$126	$111	$214	$205	$88

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

	Global Rolled Products*			Engineered Products and Solutions*
	Quarter ended
	June 30, 2012	March 31, 2013	June 30, 2013	June 30, 2012	March 31, 2013	June 30, 2013
Segment Measures Adjusted EBITDA
After-tax operating income (ATOI)	$78	$81	$79	$157	$173	$193

Add:
Depreciation, depletion, and amortization	57	57	55	39	40	39
Equity loss	2	4	2	—	—	—
Income taxes	34	39	32	76	84	94
Other	1	(1)	—	—	—	—

Adjusted EBITDA	$172	$180	$168	$272	$297	$326

Total shipments (thousand metric tons) (kmt)	505	468	521

Adjusted EBITDA/Total shipments ($ per metric ton)	$341	$385	$322
Third-party sales				$1,420	$1,423	$1,468

Adjusted EBITDA Margin				19%	21%	22%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

*	On January 1, 2013, management revised the inventory-costing method used by certain locations within the Global Rolled Products and Engineered Products and Solutions segments, which affects the determination of the respective segment’s profitability measure, ATOI. Management made the change in order to improve internal consistency and enhance industry comparability. This revision does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was revised to reflect this change.